EXHIBIT 99.1
JAMES J. BINNS, P.C.
925 Harvest Drive
Blue Bell, PA 19422
Telephone 215.977.1037
Telecopier 215.977.1099
Attorneys for Plaintiff

	:	SUPERIOR COURT OF NEW JERSEY
JOHN R. DEPHILLIPO,	:	LAW DIVISION: ATLANTIC COUNTY
	:	DOCKET NO.: ATL-L-7479-05
Plaintiff,	:
	:	CIVIL ACTION
VS	.
:
GENELINK, INC.,	:	ORDER OF SETTLEMENT
:
:
Defendant.	:

     THIS MATTER having come before the Court for trial on April 14, 2008, the Honorable Nelson C. Johnson presiding; with James J. Binns, Esq. appearing on behalf of plaintiff John R. DePhillipo (DePhillipo); and Rosenfeld & Kaplan, LLP (Tab K. Rosenfeld, Esq.) and Budd Larner, P.C. (Allen L. Harris, Esq.) appearing on behalf of defendant/counterclaimant GeneLink, Inc. (GeneLink); and the parties having agreed upon a final settlement as to all issues and as to all claims in this matter; and the parties having placed the terms of said settlement on the record on April 14; and for good cause shown:
IT IS on this day 13th of May, 2008,
ORDERED that the terms of settlement are as follows:
     (1) DePhillipo shall immediately tender all shares of stock in GeneLink which he held as of April 14, 2008 either directly, indirectly, beneficially or otherwise as well as the shares of stock in GeneLink held by DePhillipo’s wife, Maria DePhillipo (Maria) ; the shares of stock in GeneLink held by DePhillipo’s sons (other than the shares owned by William DePhillipo and John DePhillipo, Jr.); the shares of stock in GeneLink held by any trust that either DePhillipo or Maria operate or control; and the shares of stock of GeneLink held by any other family member (these shares are collectively referred to as the “DePhillipo Family Shares”), to Christopher Patrick Flannery, Esq., who shall act as the escrow agent. Mr. Flannery shall hold these shares of stock in escrow subject to Paragraph 6 below.
     (2) Mr. Flannery shall provide GeneLink’s counsel with a recordation of the exact number of GeneLink shares received from DePhillipo, Maria and the DePhillipo Family Shares.
     (3) DePhillipo shall immediately provide GeneLink’s counsel with an affidavit in which DePhillipo represents that he has tendered to the escrow agent all of the GeneLink shares that he held directly, indirectly, beneficially or otherwise as of April 14, 2008 as well as the DePhillipo Family Shares as required by Paragraph 1 above.
     (4) Immediately upon execution of the Escrow Agreement, DePhillipo will deposit with the Escrow Agent certificates representing the shares set forth in Paragraph 1 above, together with executed stock powers (in the form attached to the Escrow Agreement) signed in blank for each certificate — each with a medallion guarantee. Such medallion guarantees must be of a type A, B, C, X, Y or Z medallion guarantee. In addition, DePhillipo and Maria and the trustees for the trusts holding the DePhillipo Family Shares shall deliver to Mr. Flannery (to be held in escrow) a letter to StockTrans authorizing the transfer of all of the shares set forth in Paragraph 1 - referencing the stock certificate numbers and share amounts — to GeneLink and/or transferee(s) to be designated in writing by GeneLink.

     (5) Subject to (a) DePhillipo’s compliance with paragraphs 1 through 4 above, (b) the receipt by GeneLink and its counsel of copies of the documentation set forth in paragraphs 1 through 4, and (c) the receipt by GeneLink and its counsel of confirmation from StockTrans, Inc. that the documents delivered pursuant to paragraph 4 are sufficient to transfer the shares of stock of GeneLink held by DePhillipo, Maria and the DePhillipo Family Shares, by no later than the later to occur of May 14, 2008 or three (3) business days after receipt of such documentation by GeneLink or its counsel (the “Payment Due Date”), GeneLink and/or the transferee (s) to be designated by GeneLink shall pay DePhillipo $.06 per share for each share of GeneLink stock transferred pursuant to paragraph 1 above. Payment for those shares shall be forwarded to Mr. Flannery to be held in escrow. Although GeneLink is under no obligation to do so, GeneLink and/or the transferee(s)to be designated by GeneLink may make payment for the shares prior to the Payment Due Date.
     (6) The escrow agent shall give notice to counsel for GeneLink and DePhillipo of the exact amount of the aggregate purchase price once DePhillipo has delivered all of the shares set forth in Paragraph 1 above to the escrow agent and all of the other documents required herein. GeneLink will have three (3) business days after receipt of the aggregate purchase price calculation to contest the calculation. Immediately upon payment, Mr. Flannery shall release the certificates for the shares to StockTrans along with the stock powers executed by the record holders and instruction letters. Once StockTrans transfers the shares represented by the certificates per the instructions from GeneLink and its counsel, Mr. Flannery will release the share payments to the record holders of the shares tendered pari passu, without interest or deduction. The parties agree that Mr. Flannery has the exclusive authority to release the escrowed shares to StockTrans immediately upon his receipt of payment.

     (7) GeneLink shall pay DePhillipo an additional $220,000 by no later than June 13, 2008.
     (8) The parties each have entered into this settlement without any admission of liability and/or wrongdoing.
     (9) The parties agree to exchange mutual General Releases within ten (10) days from the date of this Order of Settlement. The Releases shall be held in escrow pending the parties’ fulfillment of their obligations under the terms of this Order of Settlement, including, but not limited to, defendant’s obligation to pay DePhillipo the settlement amount by June 13, 2008.
     (10) If GeneLink defaults in any of its obligations set forth in this Order of Settlement, DePhillipo’s counsel shall fax written notice of the alleged default to GeneLink’s counsel. Upon receipt of the faxed notice, GeneLink shall have 10 days within which to cure the stated default.
     (11) DePhillipo’s claims and GeneLink’s counterclaim shall be dismissed in their entirety, with prejudice, and without costs or attorney’s fees against any party.
     (12) DePhillipo and GeneLink each agree to take such additional actions as may be necessary or required to effect the transactions contemplated by this Order of Settlement.
     IT IS FURTHER ORDERED that a copy of this Order of Settlement be served upon all counsel of record and the escrow agent within three (3) days of the date hereof.

/s/ Nelson C. Johnson
Hon. Nelson C. Johnson, J. S. C.